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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 12, 2002
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about December 18, 2002.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 3, 4, 5, 6, 7, 10, 11, 12, 13, 14, 15, 17, 18, 19, 21, 22, 23, 24, 25 and 27 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING THIRD QUARTER 2002 RESULTS

1.    For a beginner, please explain the difference between 1) ocean forwarding, 2) NVOCC, and 3) ECMS. An example of each and how it shows up on the income statement would be helpful as well.

It's always refreshing to deal with a basic question that somebody wants to have answered as opposed to responding to important sounding pontifications on small things that are not well understood. As in any discipline, it is important here to build knowledge upon a foundation of facts as opposed to a façade of intellectual sophistry. It is probably too late for us, but we will be more than happy to try and help you out.

Ocean forwarding is a service where we act as the agent of the steamship line in order to facilitate a specific shipment. The transportation charges for the shipment come from the tariff as it is published by the steamship line, or more likely from the service contract that the customer negotiated directly with the steamship line. We prepare the requisite documentation and in exchange we are entitled to a rather nominal brokerage fee from the steamship line. In these cases, it is important to note that we do not actually provide ocean carriage.

In most ocean forwarding movements we also make the necessary arrangements to get the cargo in question from the factory to the location stipulated by the steamship line. In return for these services, we charge a small fee and also bill for the accessorial fees (pickup, delivery to the pier, etc.). In our financial statements, these fees and any billings for accessorial services are included as a component of ocean freight revenue. Any costs associated with the accessorial fees are recorded as part of the ocean freight cost. For Expeditors, this is the smallest component of our ocean services.

NVOCC is an acronym for Non-vessel operating common carrier. Unlike international air transportation, which has been largely deregulated for over two decades now, our activities as an NVOCC are subject to regulation by the Federal Maritime Commission (FMC). The FMC has divided the ocean world into two categories: asset based players and the non-asset based carriers or NVOCC's. While NVOCC's are only able to offer service through publicly filed tariffs, the asset based players provide service either through confidential service contracts or pursuant to a tariff rate.

As an NVOCC, we negotiate our buying rates with the steamship lines (the vessel-operating common carriers in FMC speak) and then sign service contracts based on the volumes that we commit to tender over the course of the coming year. We in turn sell tariff rates to our customers although the customers are not required to tender any specific volume to enjoy the tariff rate.

Other than the prohibition on service contracts, which applies only to NVOCC's, the service offerings of the asset based carriers and non-asset based carriers like Expeditors are identical.

ECMS is another acronym that stands for Expeditors Cargo Management Services. This is the name we have given to our vendor consolidation service. Vendor consolidation is an ocean freight based product that is primarily intended for importers in the retail trade. While many of these customers will have entered into their own service contracts with one or more asset based players, a significant portion of this cargo moves through our NVOCC service offering.

The vendor consolidation service available through ECMS combines cargo handling at origin with sophisticated information management services. Often the retail customer will source less than full container loads with multiple vendors at a specific origin. In these cases, ECMS receives cargo from the suppliers and creates consolidation boxes, which allow the customer to save on transportation charges. ECMS arranges the delivery of the containers to the pier and forwards load and purchase order information to customers at the destination. For all of this we charge a fee based on services performed and the number of cubic meters of freight handled. This fee shows up in the Ocean Freight Revenue column.

2.    When Expeditors reports its results by geographic region, does the "United States" region represent revenues earned from shipments that only move "intra-US," or does it include international revenues derived from shipments sold by Expeditors' US-based offices?

We don't handle many shipments that just move within the United States so almost all of the activity that is reported in this category originated in or is destined to be exported to some other country. What is included in the United States column is that portion of the revenue that is recorded in the United States based on the agreements we have among our offices and agents. This allocation reflects the level of economic activity in each location based upon the services that are actually performed.

On a U.S. export shipment, we record the gross revenue for the entire amount that will eventually be billed to customers. We include as a component of cost, the amount of commission or the amount of profit share that will be paid to the other office for handling the destination activity required for seamless international logistics services. On the import side, the fees allowed from origin are recognized upon completion of the destination services.

"Who sold what" is not a determinant in how revenues are split, because effective sales in a global logistics company are most often a bi-lateral effort, with both the import and the export offices coordinating their separate efforts for the mutual benefit of both. No one area is independent of the other and would be folly to assume that you could lop off some geographical piece of Expeditors, as shown in this schedule, and that its impacts would be limited to the figures showing up in the column.

Finally, the decision to show the United States separately is a SEC disclosure requirement and not a reflection of a decision on our part to separate and elevate the United States over the rest of the world. Were it up to us, we would present a North American column consistent with the required reporting for the rest of the world. However, we do not make the rules, we just have to follow them.

3.    Will you please review the major components of the cost line item "Other" in the Condensed Consolidated Statement of Earnings? Is there any generic way to think about these costs in aggregate—i.e. fixed vs. variable, related to headquarters vs. field offices, etc.?

The costs in "Other" are made up of communications expense and computer supplies, office forms and supplies, bad debt expense, bank charges, professional fees and what we have to call the "other other", which is a catch all for any expense that doesn't fit into one of the stipulated categories.

If we had to give this stuff a label, we would say that expenses in this caption are variable or fixed variable in nature.

4.    This is a tough question but I think it may help clear up what I consider to be a somewhat myopic focus on the "change" in airfreight yields year-over-year. Yes, demand is up, supply down, and yields are down. As Peter put it, "the laws of supply and demand still work." In general, Expeditors has exhibited expanding airfreight yields nearly every year since becoming a public company. Was this a function of: a) scale and experience at Expeditors; b) ever increasing passenger and charter supply; c) higher value-added goods transported; d) a combination of factors a, b & c; or e) none of the above? And more importantly, what has changed for good that would hinder you from exhibiting the same type of performance over the next 5 years—i.e. do you think it is likely that airfreight yields are likely to be "flattish to up" going forward? What could take them down dramatically from where they are today?

One of the great misconceptions about yield analysis in a non-asset based environment is that it often can be elevated to a level where it becomes saluted as a pre-eminent proxy for something meaningful. In fact, yield analysis properly conducted for the non-asset business is merely interesting.

For example, in consumer products, general manufacturing or in an asset based transportation company. For that matter, yields are an important reflection of asset utilization. In these environments, yields are a reflection of the desirability of the product and/or the ability of the company to deploy assets in an efficient and profitable manner. This is meaningful stuff.

In our non-asset based sector, yields are interesting in that they distil down to one statistic—the dynamic relationship of buy and sell rates for purchased transportation. This is truly interesting, as you note, because this one number captures the essence of "supply and demand" as it played out in the market place. Interesting, yes, but meaningful? We would say no.

If we were to answer your multiple choice question, and it is hard to write a good one by the way, we would have to guess "D". That having been said, we would say that scale and experience (which we believe would include execution) is the most important factor. This would be followed by higher value goods with ever increasing passenger and charter supply bringing up the rear.

Asking us what has changed that would permanently alter yields is a little like asking us to comment on the long-term level of a river through town. Seasonal cycles and the daily weather combine to raise and lower the water level. The same event can have different results depending on the time of year. Just as a river rises and falls, freight yields fluctuate in reaction to the dynamics of the market and the season.

We truly mean it when we say that yields for yields' sake is not an important point of focus. You cannot evaluate a loan solely upon the rate of interest. For example, to understand what is going on you have to know a number of other terms as well—terms such as loan length, prepayment penalty, collateral, covenants, etc. Don't misunderstand what we're saying, because you certainly want to know the interest rate. It is just that it might be better to pay a little higher interest rate for a little more debt capacity, or a little more flexible performance covenants.

So it is with freight yields. As the river of supply and demand flows by, yields move up and down. The amount of freight in our river always affects how we feel about our yields. Because this whole thing is based on supply and demand, movements in yields tend to be inversely related to the overall amount of freight available.

We aren't married to yields. If we have to give up a few points in yield to make a little more on the overall volume, so be it. These yield dynamics have been present in this business since the days when freight moved on caravans of camels. And it is axiomatic that a camel on the road is worth two in the river.

5.    Expeditors was once again able to achieve positive year-over-year improvement in "Salaries and Related," specifically as expressed as a percentage of net revenues. Given your relatively straightforward incentive compensation plan, could you please shed some light as to what has driven the relative reduction in this expense category? Is this level of cost reduction sustainable?

The improvement in the 2002 "Salaries and Related" as compared with 2001 measured as a percentage of net revenue was ultimately the work of the "invisible hand". Productivity enhancements managed by local district managers coupled with additional volume are the primary drivers here. Situations such as those we've experienced in the past year which involve uncertainty in the market place, have provided ample motivation for our managers to find ways to do more with just a little less. Since they are the direct recipients of profitability improvements, the quest for more is magically self-reinforcing.

When you asked about sustainability, you made reference to a "cost reduction." This is technically not the correct way to ask your question as "Salaries and Related" measured in terms of total dollars actually went up. While the total cost increased year over year, it is correct to state that there was a decrease in this category when it is considered as a percentage of net revenue.

Productivity enhancement is an ongoing initiative around here. While we know that this is something that we can never declare to be finished, we would also hope that the benefits are sustainable. We can state with confidence that the "invisible hand" is not only sustainable—it is unavoidable. After cost of purchased transportation, "Salaries and Related" is the biggest single expense for any branch. Since the management team directly benefits from any local cost savings, the attention is always properly focused and the motivation automatic.

6.    While we would not expect you to comment directly about a competitor's strategy, your thoughts on the recent announcement by Xxxxxx on their intentions to work only with a concentrated number of core carriers, based on, among other things, information technology and the adoption of Cargo 2000 and GF-X, would be much appreciated. Specifically, while I understand the symbiotic nature of the forwarder-carrier relationship, and am familiar with Expeditors' "sweet 16" carrier relationships, I would be interested in your thoughts about the evolution of global cargo alliances among carriers and longer-term partnerships between airlines and forwarders, and the potential competitive implications for Expeditors longer-term.

Why bother typing a question with a preface like "we wouldn't expect you to answer this question, but here it is anyway"? Since you don't expect us to comment directly on a competitors situation, we won't disappoint you. We have nothing to say about Xxxxxx' latest alliance plans.

As for our thoughts on the evolution of global cargo alliances, alliances to the best of our understanding are forged by parties who share like ideas, interests and objectives. As long as nothing changes in the founding tenets of the alliance, things go smoothly.

Whenever we think about alliances we are reminded of the knife fight in Butch Cassidy and the Sundance Kid. Butch, perhaps understandably reluctant to start fighting his alliance partner and fellow gang member—a huge guy named Harvey, states: "No, no, not yet, not until me and Harvey get the rules straightened out." Harvey rises from his fighting stance somewhat perplexed and exclaims: "Rules—in a knife fight? No rules!" What follows is a mature alliance in action. Although addressing another topic, the English philosopher H. Dumpty perhaps put it best "When I use a word [like alliance], it means just what I choose it to mean, neither more nor less."

In our view, the glue that binds any alliance is the willingness of each party to sacrifice a certain amount of individuality for the greater good. However, the essence of an alliance is that everybody also reserves the right, in some fashion, to pursue their own self interest. The stronger the common interests and objectives, the stronger the alliance.

Take France for an example. Faced with a German occupation, many in France were very much in favor of the grand alliance of World War II, as they wanted their country liberated. With the fighting still a very recent memory, the French in the early 1960's were not willing to continue to sacrifice their individual self-interest and allow NATO troops on French soil. Oddly enough, the Germans became very strong and active members of the alliance. As times and circumstance changed, France saw it in its self-interest to participate more fully in NATO. Members, yes, but they remain very French.

As circumstances change, alliance partners looking out for their own self-interest may look at the commitments that they have made and wonder if the benefits and burdens are still the same. They naturally question whether they still have the ability to live up to their commitments to the alliance—whatever they may be. Every unilateral change made by any alliance member, affects everyone else.

Airline cargo alliances, whether just between airlines or in combination with forwarders, rely on the "glue" that participants should be better off as a member of the alliance than they would be "going it alone." Predictably, the cause for alliance failures or realignments is inequity, real or perceived, among the participants. Without some form of central authority acting as super glue to bring equality and equity, and alliances by their nature lack this central authority, the alliance depends on the goodness in every member's heart.

It is difficult for everyone in the alliance to remain true to the founding tenets resisting the call of self-interest. It was a committee of pigs in Animal Farm that brought ruin to a farm alliance declaring in the final chapter that "all animals are equal, but some animals are more equal than others." The same species is usually responsible for the death of any other alliance and cargo is certainly no exception.

Let Xxxxxx join yet another alliance. For our part, we try to avoid any alliance where we don't feel that we will be treated equally or with equity. Any alliance we commit to would have to have enough common interest so that we would be willing to put into it at least the same equality and equity we would expect to receive.

7.    Please explain what caused the "other" component of operating expense in the third quarter of 2002 to increase to $17.7 million from $13.5 million in the third quarter of 2001.

For the entire third quarter and for the first nine months of this year we had $1.7 million increase in bad debts and this was the largest single component of the increase in "other" expense. In the third quarter of 2001, we had no bad debts to speak of—in fact, we actually had a negative bad debt expense last year because we had recovered some bad debt that had previously been reserved. As Casey Stengel once said, "You could look it up" as we dealt with this as question 1 of the 8-K published on or about November 13, 2001.

We unfortunately got hit by a couple of accounts in Asia and North America in the third quarter of 2002 and recorded an expense for what is right now a non-collectable receivable. While doing this certainly hurts, from a comparable standpoint, this bad debt expense is not much different from what it was in the third quarter of 2000. Our third quarter of last year was an exceptional quarter for bad debts and as we said then, "sometimes you'd rather be lucky than good".

We weren't as lucky in the third quarter of 2002. We don't really rely on luck at Expeditors, but we will revel in it whenever it sees fit to shine itself upon us. If you are analyzing sequentially between the second and third quarter of 2002, this was also a big part of that difference.

Turning to the balance of the difference, "Computer supplies and maintenance" was up $0.8 million reflecting timing of consumable purchases at branch levels and incremental increases in maintenance costs for new and existing computer equipment.

"Miscellaneous taxes and licenses" was up $0.9 million as a result of increased local gross receipts tax, and finally, "Miscellaneous expense" was up $0.5 million and that explains about $3.9 million. The remainder was the net difference of "Other accounts—communications" which was actually down $0.3 million and miscellaneous third party warehouse expenses, legal, accounting, insurance, office supplies and bank fees, in the aggregate, up $0.6 million, net. This later group of costs ranges from variable to fixed variable to random.

8.    Please explain why depreciation and amortization expense declined sequentially and year over year despite a steady level of capital spending in recent quarters.

Much of this decline is related to the cost of furniture and equipment that was purchased when we moved into our corporate office nearly four years ago as well as relocations involving some of our larger offices at roughly that same time. We depreciate furniture and equipment very quickly and most of these items are now fully depreciated. While the assets still remain in use, being fully depreciated, there is simply less depreciation expense being recorded in 2002 than there was last year.

9.    Please provide employee headcounts by region—unless you added a lot of new people, it appears third quarter 2002 was a record in terms of net revenue per person and pre-overhead gross profit contribution per person.

We edited out your congratulations, but we want to take this opportunity to join you in a salute to all our dedicated and hard working employees. Although we don't look at it this way, from what we can tell, your observation is most probably true as this was a record in terms of net revenue and operating income per employee, at least in recent memory. The head count data by region is as follows:

	30 September 2002	30 September 2001
Corporate office*	351	317
North America	2,869	3,063
Latin America	276	277
Far East	1,881	1,814
Europe	1,487	1,423
Middle East	704	717
South Pacific	172	160

	7,740	7,771

*Note that when we reported these figures in 2001, 95 IS professionals were reported as part of North America. In 2002, those same functions have been included in the corporate office head count. Accordingly, we have "reclassified" the 2001 head count figures for comparability. As far as anyone knows, these people didn't do anything differently in either year; we have merely messed with the geographic classification.

10.    For the fourth quarter of 2002, I am estimating a gross revenue comparisons for airfreight of xx%, combined with xxx basis point year over year reduction in yield, driving a xx% increase in net revenue. On the ocean segment, I project a x% increase in gross revenue and xxx basis point contraction in yield, resulting in a xx% decline in net revenue. Please comment on whether these targets (net revenue being most relevant) appear achievable or are significantly out of line with your own expectations.

We originally answered this question without blanking out your estimates. Then we took a look at it with your numbers converted to x's. Frankly, with the little that we know about the coming two months from a numbers perspective, it is just about as informative to us either way.

This may come as a shock to you, but we actually have not yet made any of these calculations ourselves and we probably won't, even when we know more. What we do feel comfortable saying is that we do expect yields to be lower year over year than the fourth quarter of 2001. We all know that airfreight tonnages were up substantially (25%) for the third quarter of 2002 and we have no reason at this juncture to think that we won't see tonnage increases of the same magnitude during the fourth quarter of 2002. However, we want to add that we are not yet fully half way through the fourth quarter so things could certainly change.

We have always thought it was kind of pointless to do projections, particularly top line revenue projections. That is probably why your question looked just as good to us without the numbers. Given the present market situation, we would not want to touch your projections with a barge pole.

What we can predict is that no one will be holding anything back this quarter. With the labor disruptions, we expect to see more airfreight than normal for a fourth quarter and we make this statement with the knowledge that the fourth quarter is typically an "airfreight quarter". Given the dynamics of the market, yield movement is less predictable and likely less meaningful. Finally, we will say that we see no reason to comment on consensus at this point.

11.    Please comment on any other forms of expense (outside of purchased transportation) that you are incurring associated with the West Coast disruption which should be taken into consideration with regard to the fourth quarter of 2002?

It seems to us that there must be some marginal costs associated with communications. Our employees are obviously spending a lot of time on the phone talking with customers and suppliers as we work our way through the current situation.

12.    Could you comment on the impact that the west coast lock out and subsequent slow down has had on your business so far in fourth quarter of 2002? Does the speed with which a container moves have any direct or indirect impact to your profitability?

It has been hectic, to be sure. Our employees throughout the globe are working long and strenuous hours trying to create pockets of order on behalf of our customers from what has been a sea of chaos. With hard work and extra effort, they are doing the job and the situation is gradually improving.

13.    I would assume that given the added expense of airfreight and the tight air capacity, many of your customers have no choice but to continue to use ocean freight to move their product regardless of concerns about the increased load/unload time at the West Coast ports. Is this assumption correct? If it is correct, would you expect to see normal ocean freight demand this quarter (taking into account the seasonality of the business)?

We think that your assumption is correct. Much of the cargo that moves by water has a bulk/weight/value profile such that transportation by air will never be a viable alternative.

And then at the end of the day, there isn't enough air lift available to even come close to compensating for the ocean volumes out there. The effects of the recent west coast labor disruption have rippled through the ocean market quite substantially.

We still face a strong and amplified ocean demand situation. In a typical year we can expect to see ocean demand start to fall off significantly after the beginning of November. This year, that does not appear to be the case and we expect ocean demand and airfreight demand to be strong through November and well into December 2002.

What that means for the retailers who are traditionally highly dependent on ocean freight at this time of year remains to be seen. If history can be a guide, we believe that the ocean freight system is dynamic, resilient and able to continue to function despite absorbing a lot of trauma. Barring something unusual, it's so far, so good. We will continue to keep our fingers crossed, but every day brings a little more rationality to the situation.

14.    Could you please comment on why Expeditors' airfreight gross yield margin of 26.2% for 2001 was significantly greater compared to your 20%-21% historical range? What portion was related to Expeditors improving its buying power and utilization with its core group of capacity providers and how much was a function of Expeditors providing its providers with consistent freight versus your competitors during 2001?

It seems to us that we answered this question on multiple occasions last year—we suggest that you go to our prior year 8-K's and look for your answer. The question may have been about gross revenues, but the answer is there nonetheless. We are pretty sure that this year's version of this question, yield declines versus last year's decline in gross revenues, is not relevant.

15.    What is the average gross yield and operating margin for Expeditors in a typical September when it uses a charter from the Far East to the U.S. compared to purchasing space in an airline for the same freight?

There is no such thing as a typical September when we use a charter. Using charters is atypical and there have been many peak seasons where our charter activity has been non-existent.

Margins on charter are generally lower than scheduled carriers. This year is not really typical and much of the charter capacity that we have is being used much more like lift from scheduled carriers. While the yields are still lower, in cases like this we trust that the volume increases, which after all created the necessity for the charters in the first place, offset the yield declines. This increased volume offset was certainly the case in the third quarter of 2002.

16.    Could you discuss what drove your 60 basis point year-over-year improvement in salaries and related costs during the third quarter of 2002 while you reported year-over-year deterioration of 190 basis points in the same line item during the second quarter of 2002?

Productivity enhancements and more freight would be the answers that we would give.

As an aside, we would like to note that it's a good thing that elections are not reported in a basis point format. When there is a one-tenth of 1% difference in the vote totals, everyone recognizes it was a tight race. Chances are that applicable law might require an automatic recount just to be sure that a mistake is not being made. A spread of less than one half of one percent is close enough that the person who is behind can request a recount and we're entirely sympathetic.

Were election results reported in basis point format, the putative winner would be screaming that he or she won by a veritable landslide of 10 or 20 basis points and that a recount would be a huge waste of time and money. Put that way, who would not look at the headlines and say, "XYZ lost by nearly 10 basis points and still whining—get over it!"

17.    You stated that airfreight yields are returning to historical norms. Is this trend occurring for only select geographic regions or for all geographic regions you serve? And what do you mean by historical norms?

We typically don't take to graphing our answers, however, with respect to historical airfreight yield "norms", the old adage about a picture being worth a thousand words certainly may be true.

Air Freight Yields, by Quarter

Historically, well since 1998 anyway, our airfreight yields were roughly 20%, plus or minus a percent or two either way on the odd quarter. During 2001, for reasons related to the "disconnect" we have covered at length, our airfreight yields climbed to unprecedented levels. With the seasonal shortage of space exacerbated by concerns over labor disruptions, things sort of "reconnected, but with an attitude" during the second and third quarters of 2002.

By looking at this graph, it seems clear to us that all of the hand-wringing about yield declines is quite frankly empty rhetoric. Will this graph put an end to the inane concerns over yield differences between 2001 and 2002? Probably not, for we recognize that two people can look at the same thing and see different things depending on "where their heads are at" and what they are trying to observe.

This trend is most pronounced on our Asia to North America trade lanes, but that makes logical sense because this was where the "disconnect" was most pronounced. However, this same trend is present in most of our other major lanes, with the exception of exports from the United States where yields have been somewhat stable. In fact, air yields on stuff moving ex-U.S. were slightly, very slightly, up in 2002 over 2001. Tonnage on the U.S. export lanes was down significantly on a year over year basis—approximately 10%. This actually fits with our view of the business because in instances where there is a dearth of freight, typically a "spot" market emerges which can result in lower than contract buy-rates being available without advance notice—if you are able to tender freight quickly to specific carriers.

18.    For the fourth quarter-to-date, could you discuss the impact from the West Coast ports labor issues on air and ocean-freight volumes and yields? Are there any additional potential opportunities or costs from current freight dislocation during the current quarter and beyond?

The previous question presented a chart showing historical airfreight yields. Turning to ocean freight, yields are really pretty much in line with historical norms. In support of this statement we present another chart.

Ocean Freight Yields by Quarter

19.    Does Expeditors anticipate any potential cash collection issues or liabilities from shippers seeking redress for freight diverted by ocean or air carriers to unintended places or from shippers whose seasonal freight was delayed at the West Coast ports and did not make it to the retail shelves for Christmas?

No we don't.

20.    What was the quarter ending share count for the third quarter of 2002?

We encourage all questioners to read our entire press release before formulating questions, as this will undoubtedly improve the quality of the questions. Who knows, you might even find the answer to your questions right in there somewhere. That said, this one is on us.

Issued and outstanding shares as of September 30, 2002 were 104,105,923.

Fully-diluted share count for E.P.S. calculation purposes:

For the three months ended 9-30-2002	108,565,825
For the nine months ended 9-30-2002	108,783,356

Our source for the issued and outstanding share count was the shareholder's equity section of the balance sheet found on page three of the third quarter earnings press release. The number of shares used to calculate fully-diluted E.P.S was found on page two and page four of the same press release. The press releases are posted on our web site as are our previous efforts on Form 8-K.

If you want share count information because you want to know how much stock is actually issued and outstanding, look at the balance sheet. If you are interested in what number you should use in your modeling to calculate earnings per share, you need to use the "diluted weighted average shares" figure. Finally, these numbers differ because "diluted weighted average shares" are adjusted through accounting alchemy to include unexercised employee stock options within the outstanding shares as if they had already been issued. A full discussion of this black art is beyond the scope of this answer, but if you want to look at the response to Question 1 of our 8-K published on or about May 13, 2002, it might add some additional insight.

21.    Can you provide directional guidance for fourth quarter 2002 airfreight and ocean-freight gross yields on a sequential basis?

We expect yields to be generally tighter, but we're not going to try to quantify the magnitude.

22.    "Salaries and Related Costs" as a percentage of net revenues was 51.8% or the lowest its been since the fourth quarter of 1998; from the first quarter of 1999 to the second quarter of 2002 it averaged to 53.1% of net revenues. Is 3Q:02's performance something unique or should we expect a similar level of margin going forward?

We are of the opinion that the sort of analysis you are attempting is only meaningful when done on a year over year basis. We say this because we have seasonal business trends such that the first quarter vs. first quarter of the prior year is meaningful but any comparison of a first quarter with those of a third or a fourth quarter is going to produce false conclusions.

We don't think that the third quarter's performance in 2002 was particularly unique when compared with another third quarter.

23.    Our quantitative analysis group says that your stock may be added to the NASDAQ 100 when the index rebalances in December 2002. Do you have any comments as to how this event may affect your stock price, since a concentrated burst of demand for shares would occur if your stock is added? Do you plan to issue any additional shares to feed demand if your stock is added?

We have scratched our heads, looked at ourselves and asked, "Why would we ever answer this question?" We're just freight forwarders and we don't pretend to understand the mysteries of "The Market"—particularly as it relates to price and valuation. So we won't comment except to ask a couple questions of our own in return:

With $300 million of cash in the bank, mas o menos, why would we ever be expected to dilute our existing shareholders by issuing more stock just to defeat a potential blip in expected demand?

Anybody have any freight?

24.    To what extent have you purchased capacity forward in fourth quarter of 2002 such that air net margins might actually rise versus the third quarter of 2002 and/or the prior year's fourth quarters?

We have previously disclosed that we are actively using charter space to supplement the available scheduled carrier lift. That being said, this is a very tight market and we don't expect that air yields will expand anywhere near last year's fourth quarter airfreight margins of 25%.

25.    Customs brokerage net revenue growth was very impressive in the third quarter of 2002. Can you review what were the dynamics that drove this in the quarter and how sustainable might that be over the next year or so?

The increase you note was the result of market share increases. We certainly hope this sort of thing is sustainable, but only time will tell.

26.    What is your exposure on a revenue basis to the automotive industry?

We estimate that less than 2% of our total net revenues are generated from the automotive industry.

27.    Net revenue growth in Europe showed strength in comparison with recent quarters (on a year over year basis). Can you talk about what is going on there and what we might expect going forward?

Europe is making slow but steady progress. This is just as we said it would be in the past several 8-K's. We have taken some difficult measures in Europe in order to make it a more integrated part of the entire company. We are starting to see the fruits of our efforts in the areas of account diversification, integrated and effective sales management and operations co-ordination. While there is still some work to do, it is nice to see signs that indicate that we may be on the right track here.

28.    Could you provide pro-forma financial statements using your new accounting method for gross and net revenues by geography as far back as possible (as you provided for your consolidated operations in the August 12th Form 8-K)?

We went back and looked at the 8-K published on or about August 9, 2002 and saw that we promised to have the geographical information available later that month. We lied. The information that you and others have asked about follows.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. AND SUBSIDIARIES
Business Segment Information
For the three months ended
(In thousands)
(Unaudited)

	United States	Other N. America	Far East	Europe	Australia/ New Zealand	Latin America	Middle East	Elimi- nations	Consoli- dated
December 31, 2001
As previously reported
Revenues from unaffiliated customers	$100,756	11,255	232,854	57,324	3,769	5,580	18,047		429,585
Transfers between geographic areas	$6,095	482	1,597	2,488	849	770	709	(12,990)	—

Total revenues	$106,851	11,737	234,451	59,812	4,618	6,350	18,756	(12,990)	429,585

December 31, 2001
As reclassified
Revenues from unaffiliated customers	$117,275	14,246	258,121	69,908	4,927	6,435	19,746		490,658
Transfers between geographic areas	$6,095	482	1,597	2,488	849	770	709	(12,990)	—

Total revenues	$123,370	14,728	259,718	72,396	5,776	7,205	20,455	(12,990)	490,658

Percentage Change	15%	25%	11%	21%	25%	13%	9%		14%
December 31, 2000
As previously reported
Revenues from unaffiliated customers	$118,751	11,300	253,370	58,551	3,324	3,786	17,196		466,278
Transfers between geographic areas	$5,756	365	1,064	2,935	860	822	739	(12,541)	—

Total revenues	$124,507	11,665	254,434	61,486	4,184	4,608	17,935	(12,541)	466,278

December 31, 2000
As reclassified
Revenues from unaffiliated customers	$136,276	13,845	273,705	70,432	4,389	4,711	19,234		522,592
Transfers between geographic areas	$5,756	365	1,064	2,935	860	822	739	(12,541)	—

Total revenues	$142,032	14,210	274,769	73,367	5,249	5,533	19,973	(12,541)	522,592

Percentage Change	14%	22%	8%	19%	25%	20%	11%		12%
December 31, 1999
As previously reported
Revenues from unaffiliated customers	$102,369	4,395	246,143	50,824	3,741	3,132	12,139		422,743
Transfers between geographic areas	$5,117	324	898	2,134	895	619	646	(10,633)	—

Total revenues	$107,486	4,719	247,041	52,958	4,636	3,751	12,785	(10,633)	422,743

December 31, 1999
As reclassified
Revenues from unaffiliated customers	$117,816	6,593	263,570	61,802	4,796	4,089	13,334		472,000
Transfers between geographic areas	$5,117	324	898	2,134	895	619	646	(10,633)	—

Total revenues	$122,933	6,917	264,468	63,936	5,691	4,708	13,980	(10,633)	472,000

Percentage Change	14%	47%	7%	21%	23%	26%	9%		12%
December 31, 1998
As previously reported
Revenues from unaffiliated customers	$88,657	2,325	170,831	37,572	2,914	903	5,511		308,713
Transfers between geographic areas	$3,647	234	357	3,648	736	398	321	(9,341)	—

Total revenues	$92,304	2,559	171,188	41,220	3,650	1,301	5,832	(9,341)	308,713

December 31, 1998
As reclassified
Revenues from unaffiliated customers	$100,685	3,493	183,974	46,368	3,655	1,414	5,948		345,537
Transfers between geographic areas	$3,647	234	357	3,648	736	398	321	(9,341)	—

Total revenues	$104,332	3,727	184,331	50,016	4,391	1,812	6,269	(9,341)	345,537

Percentage Change	13%	46%	8%	21%	20%	39%	7%		12%

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. AND SUBSIDIARIES
Business Segment Information
For the three months ended
(In thousands)
(Unaudited)

	United States	Other N. America	Far East	Europe	Australia/ New Zealand	Latin America	Middle East	Elimi- nations	Consoli- dated
September 30, 2001
As previously reported
Revenues from unaffiliated customers	$100,573	10,130	233,267	56,987	3,319	5,626	17,186		427,088
Transfers between geographic areas	$5,692	420	1,626	2,146	861	701	709	(12,155)	—

Total revenues	$106,265	10,550	234,893	59,133	4,180	6,327	17,895	(12,155)	427,088

September 30, 2001
As reclassified
Revenues from unaffiliated customers	$116,090	12,784	262,021	68,432	4,374	6,438	19,140		489,279
Transfers between geographic areas	$5,692	420	1,626	2,146	861	701	709	(12,155)	—

Total revenues	$121,782	13,204	263,647	70,578	5,235	7,139	19,849	(12,155)	489,279

Percentage Change	15%	25%	12%	19%	25%	13%	11%		15%
September 30, 2000
As previously reported
Revenues from unaffiliated customers	$113,263	9,436	272,906	55,324	3,758	3,667	17,009		475,363
Transfers between geographic areas	$6,813	344	998	2,408	831	674	758	(12,826)	—

Total revenues	$120,076	9,780	273,904	57,732	4,589	4,341	17,767	(12,826)	475,363

September 30, 2000
As reclassified
Revenues from unaffiliated customers	$130,342	11,533	296,605	66,096	4,766	4,776	18,915		533,033
Transfers between geographic areas	$6,813	344	998	2,408	831	674	758	(12,826)	—

Total revenues	$137,155	11,877	297,603	68,504	5,597	5,450	19,673	(12,826)	533,033

Percentage Change	14%	21%	9%	19%	22%	26%	11%		12%
September 30, 1999
As previously reported
Revenues from unaffiliated customers	$91,296	6,175	242,252	46,931	3,546	2,155	13,784		406,139
Transfers between geographic areas	$5,352	309	859	1,947	876	549	626	(10,518)	—

Total revenues	$96,648	6,484	243,111	48,878	4,422	2,704	14,410	(10,518)	406,139

September 30, 1999
As reclassified
Revenues from unaffiliated customers	$105,568	8,342	261,562	56,782	4,571	2,868	14,905		454,598
Transfers between geographic areas	$5,352	309	859	1,947	876	549	626	(10,518)	—

Total revenues	$110,920	8,651	262,421	58,729	5,447	3,417	15,531	(10,518)	454,598

Percentage Change	15%	33%	8%	20%	23%	26%	8%		12%
September 30, 1998
As previously reported
Revenues from unaffiliated customers	$77,564	3,606	161,456	37,748	2,455	924	5,922		289,675
Transfers between geographic areas	$3,823	220	926	1,044	683	465	290	(7,451)	—

Total revenues	$81,387	3,826	162,382	38,792	3,138	1,389	6,212	(7,451)	289,675

September 30, 1998
As reclassified
Revenues from unaffiliated customers	$88,226	4,739	175,696	43,703	3,099	1,105	6,312		322,880
Transfers between geographic areas	$3,823	220	926	1,044	683	465	290	(7,451)	—

Total revenues	$92,049	4,959	176,622	44,747	3,782	1,570	6,602	(7,451)	322,880

Percentage Change	13%	30%	9%	15%	21%	13%	6%		11%

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. AND SUBSIDIARIES
Business Segment Information
For the three months ended
(In thousands)
(Unaudited)

	United States	Other N. America	Far East	Europe	Australia/ New Zealand	Latin America	Middle East	Elimi- nations	Consoli- dated
June 30, 2001
As previously reported
Revenues from unaffiliated customers	$101,268	9,922	197,241	54,888	3,457	5,407	18,496		390,679
Transfers between geographic areas	$5,214	310	1,344	2,382	927	777	706	(11,660)	—

Total revenues	$106,482	10,232	198,585	57,270	4,384	6,184	19,202	(11,660)	390,679

June 30, 2001
As reclassified
Revenues from unaffiliated customers	$116,213	12,178	219,819	66,210	4,436	6,440	20,217		445,513
Transfers between geographic areas	$5,214	310	1,344	2,382	927	777	706	(11,660)	—

Total revenues	$121,427	12,488	221,163	68,592	5,363	7,217	20,923	(11,660)	445,513

Percentage Change	14%	22%	11%	20%	22%	17%	9%		14%
June 30, 2000
As previously reported
Revenues from unaffiliated customers	$104,821	7,652	217,123	50,957	3,239	3,494	17,210		404,496
Transfers between geographic areas	$5,159	287	958	2,235	794	648	776	(10,857)	—

Total revenues	$109,980	7,939	218,081	53,192	4,033	4,142	17,986	(10,857)	404,496

June 30, 2000
As reclassified
Revenues from unaffiliated customers	$120,968	9,376	236,613	60,985	4,191	4,466	18,991		455,590
Transfers between geographic areas	$5,159	287	958	2,235	794	648	776	(10,857)	—

Total revenues	$126,127	9,663	237,571	63,220	4,985	5,114	19,767	(10,857)	455,590

Percentage Change	15%	22%	9%	19%	24%	23%	10%		13%
June 30, 1999
As previously reported
Revenues from unaffiliated customers	$85,602	6,015	185,075	40,271	3,131	1,247	10,639		331,980
Transfers between geographic areas	$4,200	206	830	1,702	783	427	321	(8,469)	—

Total revenues	$89,802	6,221	185,905	41,973	3,914	1,674	10,960	(8,469)	331,980

June 30, 1999
As reclassified
Revenues from unaffiliated customers	$98,206	7,950	200,077	48,621	3,966	1,727	11,293		371,840
Transfers between geographic areas	$4,200	206	830	1,702	783	427	321	(8,469)	—

Total revenues	$102,406	8,156	200,907	50,323	4,749	2,154	11,614	(8,469)	371,840

Percentage Change	14%	31%	8%	20%	21%	29%	6%		12%
June 30, 1998
As previously reported
Revenues from unaffiliated customers	$74,024	3,380	121,449	35,229	2,476	705	4,707		241,970
Transfers between geographic areas	$2,878	154	858	909	543	315	208	(5,865)	—

Total revenues	$76,902	3,534	122,307	36,138	3,019	1,020	4,915	(5,865)	241,970

June 30, 1998
As reclassified
Revenues from unaffiliated customers	$83,010	4,444	132,095	42,067	3,146	805	4,982		270,549
Transfers between geographic areas	$2,878	154	858	909	543	315	208	(5,865)	—

Total revenues	$85,888	4,598	132,953	42,976	3,689	1,120	5,190	(5,865)	270,549

Percentage Change	12%	30%	9%	19%	22%	10%	6%		12%

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. AND SUBSIDIARIES
Business Segment Information
For the three months ended
(In thousands)
(Unaudited)

	United States	Other N. America	Far East	Europe	Australia/ New Zealand	Latin America	Middle East	Elimi- nations	Consoli- dated
March 31, 2001
As previously reported
Revenues from unaffiliated customers	$111,109	10,523	199,073	57,110	3,009	4,361	20,096		405,281
Transfers between geographic areas	$5,221	361	1,180	2,656	769	825	796	(11,808)	—

Total revenues	$116,330	10,884	200,253	59,766	3,778	5,186	20,892	(11,808)	405,281

March 31, 2001
As reclassified
Revenues from unaffiliated customers	$126,556	12,918	218,737	67,909	3,951	5,395	22,154		457,620
Transfers between geographic areas	$5,221	361	1,180	2,656	769	825	796	(11,808)	—

Total revenues	$131,777	13,279	219,917	70,565	4,720	6,220	22,950	(11,808)	457,620

Percentage Change	13%	22%	10%	18%	25%	20%	10%		13%
March 31, 2000
As previously reported
Revenues from unaffiliated customers	$97,301	6,927	178,658	45,462	3,419	3,113	14,164		349,044
Transfers between geographic areas	$4,709	259	846	2,071	750	628	752	(10,015)	—

Total revenues	$102,010	7,186	179,504	47,533	4,169	3,741	14,916	(10,015)	349,044

March 31, 2000
As reclassified
Revenues from unaffiliated customers	$112,401	8,303	194,874	55,438	4,419	4,405	15,671		395,511
Transfers between geographic areas	$4,709	259	846	2,071	750	628	752	(10,015)	—

Total revenues	$117,110	8,562	195,720	57,509	5,169	5,033	16,423	(10,015)	395,511

Percentage Change	15%	19%	9%	21%	24%	35%	10%		13%
March 31, 1999
As previously reported
Revenues from unaffiliated customers	$79,187	4,822	148,507	37,768	2,577	1,689	9,162		283,712
Transfers between geographic areas	$3,481	210	760	1,581	673	406	357	(7,468)	—

Total revenues	$82,668	5,032	149,267	39,349	3,250	2,095	9,519	(7,468)	283,712

March 31, 1999
As reclassified
Revenues from unaffiliated customers	$89,820	6,082	161,243	45,743	3,298	2,103	9,655		317,944
Transfers between geographic areas	$3,481	210	760	1,581	673	406	357	(7,468)	—

Total revenues	$93,301	6,292	162,003	47,324	3,971	2,509	10,012	(7,468)	317,944

Percentage Change	13%	25%	9%	20%	22%	20%	5%		12%
March 31, 1998
As previously reported
Revenues from unaffiliated customers	$71,651	3,050	108,764	33,376	2,315	640	3,553		223,349
Transfers between geographic areas	$2,768	157	920	957	438	304	210	(5,754)	—

Total revenues	$74,419	3,207	109,684	34,333	2,753	944	3,763	(5,754)	223,349

March 31, 1998
As reclassified
Revenues from unaffiliated customers	$79,949	3,910	119,025	39,697	2,942	697	3,858		250,078
Transfers between geographic areas	$2,768	157	920	957	438	304	210	(5,754)	—

Total revenues	$82,717	4,067	119,945	40,654	3,380	1,001	4,068	(5,754)	250,078

Percentage Change	11%	27%	9%	18%	23%	6%	8%		12%

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
November 12, 2002	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
November 12, 2002	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President— Chief Financial Officer and Treasurer

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Air Freight Yields, by Quarter
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